Exhibit 10.33

February 3, 2025

Jill Norton

Dear Jill:

In recognition of your contribution and dedication to the Company this past year, we are pleased to present you with this promotion!

Following are the terms associated with your new position:

Effective Date: February 6, 2025

Title: Chief Commercial Officer

Reports to: Chief Executive Officer

Base Compensation: Your annual base salary will be $600,000. You will be paid on a bi-weekly basis (26 pay periods per year). This position is classified as exempt. As such, you are not eligible for overtime pay for hours worked over 40 in a week

Short-Term Incentive: You will continue to be eligible to participate in the Company’s Discretionary Annual Short-Term Incentive Plan (the “STI Plan”). The full target bonus eligibility for this position 70% of your base salary. You must be actively employed on the date of the bonus payment to receive this incentive. Payout of the bonus is anticipated in early Spring of the following year in which it is earned. The STI Plan is at the Company’s discretion and its terms are subject to change with or without notice.

Long-Term Incentive: You will continue to be eligible to participate in the ongoing annual Long-Term Incentive Program at the same level as other executives. The Board will determine the target amount and terms (such as equity mix and vesting schedule) of the annual awards each year, based upon the Company’s performance as well as market conditions and other factors

Vacation/Holiday: As an exempt associate, you will be eligible for Flexible Time Off (FTO) as a part of a pilot program until September 1, 2025, where you will have the option to take unlimited time off for vacation, sickness, and/or personal matters in conjunction with FTO policy guidelines. Time off will not accrue or expire and will offer a more flexible way to utilize time off that meets the unique needs of our team members. You are also eligible to receive all Company paid holidays in accordance with the Company's standard holiday policies.

If for any reason, the current Flexible Time Off (FTO) policy is reversed, in your role you will accrue 5weeks of vacation per annum (pro-rated for the first year of employment). Vacation time is accrued at 7.6923 hours per pay period. All vacation time to be earned during the year is available to take as of January 1st each year even though you actually earn it as the year proceeds.

Benefits: As a full-time associate, you are eligible to continue to participate in the Company's healthcare benefits. The Company provides you with a life insurance policy and short-term disability coverage at no cost to you. Associates that participate in the medical plan can be reimbursed up to $600 per year for gym memberships. For more information on your benefits, please reach out to Human Resources.

Work Provided Tools: You are eligible to receive a $65/month data stipend in your paycheck to cover the Company's share of business-related mobile service charges on your device.

Merchandise Discount: You and your immediate family members are eligible to receive an Executive Vince merchandise discount of 75% off apparel and 50% off licensed merchandise in retail stores and on line, beginning on your first day of employment. Immediate family includes spouse/domestic partner and children. For your immediate family member to be eligible for the discount, you must be present at the time of purchase. Discount amounts are subject to change at any time. More information can be found in the Company's discount policy posted to ADP.

Clothing Allowance: Under the Company's Clothing Allowance Policy, you are eligible to receive an allowance in the amount of $7,500. Your allowance will be calculated based on 75% off the retail price of each item of clothing. Please note that receiving a clothing allowance is considered a taxable benefit and, as a result, the applicable income taxes associated with receiving this benefit will be applied. Clothing allowance is determined by your position, department's function, and your frequency of customer-facing activity. The clothing allowance is a discretionary benefit and is subject to change with or without notice.

Severance If your employment is terminated by the Company without "cause" (as such term is defined in the Company's equity plan), then subject to the execution of a satisfactory release by you, you will receive severance payments, equivalent to your then current base rate of pay, for the next twelve (12) months or until other employment is earlier secured. If you are, as of the termination date, enrolled in the Company's medical and dental plans, then you will continue to receive medical and dental coverage in accordance with the Company's plans that are then in place until the end of the salary continuation period or, at the Company's option, coverage under another medical and/or dental plan.

Restrictive Covenants Notice Period Requirement. Should you voluntarily resign from your employment, you shall provide the Company with a sixty (60) day working notice period. During this notice period, you agree to continue performing all of the functions and responsibilities of your position, continue to give your full time and attention to such responsibilities, and assist the Company in preparing for your departure.

Non-Compete. During your employment and for a period of twelve (12) months thereafter, you shall not directly or indirectly (i) source, manufacture, produce, design, develop, promote, sell, license, distribute, or market anywhere in the world (the “Territory”) any contemporary apparel, accessories or related products (“Competitive Products”) or (ii) own, manage, operate, be employed by, participate in or have any interest in any other business or enterprise engaged in the design, production, distribution or sale of Competitive Products anywhere in the Territory; provided, however, that nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as you have no active participation in the business of such corporation or other entity. This paragraph will not apply and will not be enforced by the Company with respect to post-termination activity by you that occurs in California or in any other state in which this prohibition is not enforceable under applicable law.

Non-solicit, Non-interference. During your employment and for a period of twelve (12) months thereafter you shall not, except in furtherance of your duties during your employment with the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit or induce any employee, consultant, representative or agent of the Company or any of its affiliates, to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, consultant, representative or agent, or take any action to materially assist or aid any other person, firm corporation or other entity in identifying, hiring or soliciting any such employee, consultant, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and their respective customers, suppliers, vendors, joint ventures, distribution partners, franchisees, licensors, licensees or any other business relation of the Company or its affiliates. Any person described in subparagraph (A) above shall be deemed covered by this paragraph while so employed or retained and for a period of twelve (12) months thereafter, unless such person’s employment has been terminated by the Company.

Non-disparagement. During your period of employment and thereafter, you shall not make any negative comments or otherwise disparage the Company or any of its affiliates or any of the Company’s or its affiliates’ officers, directors, employees, shareholders, agents, products or business, or take any action, including making any public statements or publishing or participating in the publication of any accounts or stories relating to any persons, entities, products or businesses which negatively impacts or brings such person, entity, product or business into public ridicule or disrepute except if testifying truthfully under oath pursuant to subpoena or other legal process, in which event you agree to provide the Company, as appropriate, with notice of subpoena and opportunity to respond.

Compliance with Law This letter is intended to comply with applicable law. Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code ("409A"), and, specifically, with the separation pay and short-term deferral exceptions of 409A. Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a "separation from service" under 409A and only in a manner permitted by 409A. For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If you are a "specified employee" of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay due under this letter will be delayed for a period of six (6) months. Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the six-month delay period.

We are confident that you will continue to make significant contributions to V Opco LLC and Vince, and we look forward to your continued success!

All other terms and conditions of your employment apply, as stated in your original offer letter. The employment relationship remains at-will, meaning both you and the Company have the right to terminate your employment at any time, for any reason, with or without cause, and without prior notice.

If you agree to the employment terms listed, please sign this letter, and return it via email to [***] on the HR team at [***].

Sincerely,

/s/ Brendan Hoffman 2/4/2025

Brendan Hoffman Date

Chief Executive Officer

/s/ Lee Meiner 2/4/2025

Lee Meiner Date

Chief People Officer

I agree to the terms of the offer as outlined above.

/s/ Jill Norton 2/4/2025

Jill Norton Date